AGREEMENT FOR SHARE EXCHANGE

This AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is entered into on June 24, 2010, by and between Vibrosaun International, Inc., a Nevada corporation (“Vibrosaun”), Festive Lion Limited, a British Virgin Island Company (“FLL”), and the owners and majority shareholders of FLL as set forth on Exhibit A attached hereto (the “Shareholder).

RECITALS

Vibrosaun desires to complete a share exchange transaction pursuant to which Vibrosaun shall acquire all of the equity ownership of FLL in exchange for a certain number of shares of the voting stock of Vibrosaun as set forth below; and

The Board of Directors of Vibrosaun and the Board of Directors of FLL have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

FLL wholly owns World Alliance Holdings, a Hong Kong company. World Alliance Holdings wholly owns Shenzhen Cleopatra Salon and Spa Company Limited.

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1      The Exchange. At the Closing (as hereinafter defined), the Shareholders shall transfer all of the shares of FLL held by them (the “FLL Shares”), constituting 100% ownership of FLL, to Vibrosaun in exchange for such number of shares of Vibrosaun’s common stock set forth on Exhibit A attached hereto (the “Exchange” and the shares to be issued by Vibrosaun are referred to herein as “Exchange Shares”).

 The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  Immediately prior to the Exchange, Vibrosaun shall have a total of approximately 2,999,648 shares of its common stock issued and outstanding, and the Exchange Shares shall be issued in addition to the existing amount. For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2    Closing and Effective Time. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

 ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties of Vibrosaun. Vibrosaun represents and warrants to FLL as follows:

(a)       Organization, Standing and Power. Vibrosaun is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)      Capital Structure. As of the date of execution of this Agreement, the authorized capital stock of Vibrosaun consists of 110,000,000 shares of Common Stock with a par value of $0.001 per share and 10,000,000 shares of Preferred Stock with a par value of $0.001 per share. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of Vibrosaun approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights. Vibrosaun has no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Vibrosaun at any time, or upon the happening of any stated event, any shares of the capital stock of Vibrosaun whether or not presently issued or outstanding.

(c)    Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of Vibrosaun which have been delivered to FLL are true, correct and complete copies thereof. The minute book of Vibrosaun, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the Shareholders of Vibrosaun since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)    Authority. Vibrosaun has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Vibrosaun. No other corporate or shareholder proceedings on the part of Vibrosaun are necessary to authorize the Exchange, or the other transactions contemplated hereby.

 (e)    Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of Vibrosaun or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Vibrosaun which violation would have a material adverse effect on Vibrosaun taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to Vibrosaun in connection with the execution and delivery of this Agreement by Vibrosaun or the consummation by Vibrosaun of the transactions contemplated hereby.

(f)    Books and Records. Vibrosaun has made and will make available for inspection by FLL upon reasonable request all the books of Vibrosaun relating to the business of Vibrosaun. Such books of Vibrosaun have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to FLL by Vibrosaun are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)    Compliance with Laws. Vibrosaun is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)    Dilutive Securities. Vibrosaun has no dilutive securities of any kind, including but not limited to warrants, options or employee stock options outstanding.

(i)    Litigation. There is no suit, action or proceeding pending, or, to the knowledge of Vibrosaun, threatened against or affecting Vibrosaun which is reasonably likely to have a material adverse effect on Vibrosaun, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Vibrosaun having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)    Tax Returns. Vibrosaun has duly filed or will file prior to Closing any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon Vibrosaun.

2.2    Representations and Warranties of FLL. FLL and Shareholders hereby jointly and severally represent and warrant to Vibrosaun as follows:

(a)    Organization, Standing and Power. FLL is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. The company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. For purpose of this Section 2.2, “material adverse effect” shall mean, with respect to each Acquirer, the result of one or more events, charges or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, results of operations, intellectual property rights, prospects or financial condition of such party, taken as a whole, or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

(b)    Capital Structure.  The FLL Shares constitute all of the issued and outstanding shares of FLL and such shares are held only by the Shareholders on the books and records of the Company. There are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from FLL at any time, or upon the happening of any stated event, any share of the capital stock of FLL.

(c)    Certificate of Incorporation, Bylaws and Minute Books. Copies of the Certificate of Incorporation and of the other corporate documents of FLL which will be delivered to Vibrosaun are true, correct and complete copies thereof. The minute books of FLL which will be made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of FLL since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)    Authority. FLL has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by its shareholders, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of FLL are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)    Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of FLL or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FLL or its properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to FLL in connection with the execution and delivery of this Agreement by FLL, or the consummation by FLL of the transactions contemplated hereby.

(f)    Books and Records. FLL has made and will make available for inspection by Vibrosaun upon reasonable request all the books of account, relating to the business of FLL. Such books of account have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Vibrosaun by FLL are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)    Compliance with Laws. FLL is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)    Liabilities and Obligations. FLL has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the FLL financial statements delivered to Vibrosaun that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement and disclosed to Vibrosaun in writing prior to the Closing.

(i)    Litigation. There is no suit, action or proceeding pending, or, to the knowledge of FLL threatened against or affecting FLL, which is reasonably likely to have a material adverse effect on FLL, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against FLL having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)    Taxes. FLL has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and FLL has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. FLL knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(k)    Licenses, Permits; Intellectual Property. FLL owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

 2.3    Representations and Warranties of Shareholder. By execution of this Agreement, Shareholders jointly and severally represent and warrant to Vibrosaun as follows:

(a)    Shares Free and Clear. The shares of FLL which Shareholder owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)    Unqualified Right to Transfer Shares. Shareholder has the unqualified right to sell, assign, and deliver the shares of FLL and, upon consummation of the transactions contemplated by this Agreement, Vibrosaun will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)  Share Ownership.  The Shareholders are the only shareholders of FLL, and collectively own 100% of the equity ownership of FLL.

(c)    Agreement and Transaction Duly Authorized. Shareholder is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such Shareholder is a party or by which such Shareholder is bound.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1  Name Change of Company. As soon as practicable following the execution of this Agreement, the Board of Directors or Vibrosaun shall propose that the name of the Company be changed to “Cleopatra International Group, Inc.” and shall draft and approve all documents necessary to complete this corporate action.

3.2  Wholly Owned Subsidiary. Following the Closing, FLL will be a wholly owned subsidiary of Vibrosaun.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1    Restricted Vibrosaun Shares. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom. The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2    Access to Information. Upon reasonable notice, Vibrosaun and FLL shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, and with respect to FLL, the Acquired Entities, access to all their respective properties, books, contracts, commitments and records and, during such period, each of Vibrosaun and FLL shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3 Legal Conditions to Exchange. Each of Vibrosaun and FLL shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Vibrosaun or FLL or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4 Delivery of Financial Statements.  Following the Effective Time and the closing of the transactions contemplated by this Agreement, Vibrosaun shall provide Vibrosaun with all financial statements for the years ended (i) December 31, 2008 and December 31, 2009 and (ii) through the period until all transactions related to the transactions set forth herein are completed.

ARTICLE V

CONDITIONS PRECEDENT

5.1    Conditions to Each Party's Obligation to Effect the Exchange. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2    Conditions to Obligations of Vibrosaun. The obligation of Vibrosaun to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by Vibrosaun:

(a)    Representations and Warranties. The representations and warranties of FLL set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and FLL shall complete all government and legal process to transfer 100% of the ownerships from the Shareholder to Vibrosaun.

(b)  Tradability.  The Common Stock of Vibrosaun shall remain listed for trading on the OTC Bulletin Board and Vibrosaun shall not have received any notice that its Common Stock is subject to being delisted therefrom.

(c)    Performance of Obligations of FLL. FLL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Vibrosaun shall have received a certificate signed on behalf of Vibrosaun by the President to such effect.

(d)    Closing Documents. Vibrosaun shall have received all closing documents as counsel for Vibrosaun shall reasonably request.

(e)    Consents. FLL shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Vibrosaun, individually or in the aggregate, have a material adverse effect on FLL and of its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. FLL shall also have received the approval of its shareholders in accordance with applicable law.

(f)    Due Diligence Review. Vibrosaun shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of FLL and shall not have determined that any of the representations or warranties of FLL or its shareholders contained herein are, as of the date hereof or the Closing, inaccurate in any material respect or that FLL or its shareholders is otherwise in violation of any of the provisions of this Agreement.

(g)    Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Vibrosaun, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against FLL, the consequences of which, in the judgment of Vibrosaun, could be materially adverse to FLL.

5.3    Conditions to Obligations of FLL. The obligations of FLL to effect the Exchange is subject to the satisfaction of the following conditions unless waived by FLL:

(a)    Representations and Warranties. The representations and warranties of Vibrosaun set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, FLL shall have received a certificate signed on behalf of Vibrosaun by the President to such effect.

(b)    Performance of Obligations of Vibrosaun. Vibrosaun shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Vibrosaun shall have received a certificate signed on behalf of Vibrosaun by the President to such effect.

(c)    Consents. Vibrosaun shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(d)    Due Diligence Review. FLL shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Vibrosaun and shall not have determined that any of the representations or warranties of Vibrosaun contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Vibrosaun is otherwise in violation of any of the provisions of this Agreement.

(e)    Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of FLL, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against Vibrosaun the consequences of which, in the judgment of FLL, could be materially adverse to Vibrosaun.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1    Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)    by mutual consent of Vibrosaun and FLL;

(b)    by either Vibrosaun or FLL if there has been a material breach of any representation, warranty, covenant or agreement on the part of Vibrosaun or FLL, as the case may be set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable.

6.2    Effect of Termination. In the event of termination of this Agreement by either Vibrosaun or FLL as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3    Amendment. This Agreement may be amended by mutual agreement of Vibrosaun and FLL.   Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1   Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until one (1) year after the Closing Date.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for as long as the applicable status of limitation shall remain open.

8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to Vibrosaun:

175 South Main Street

Fifteenth Floor

Salt Lake City, Utah 84111

(b)  If to FLL:

P.O. Box 957

Offshore Incorporations

Centre Road Town, Tortola

British Virgin Islands

8.3    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

8.4    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5    Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.6    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

8.7    No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

8.8    Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

8.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, this Agreement has been signed by the parties set forth below as of the date set forth above.

Vibrosaun International, Inc. /s/ David M. Rees
Name: David M. Rees Title: President
Festive Lion Limited, a British Virgin Islands corporation
/s/ Yong Ping Xu
YONG PING XU, Director /s/ Hai Ying Guan
HAI YING GUAN, Director
Shareholders of Festive Lion Limited /s/ Yong Ping Xu
YONG PING XU
/s/ Hai Ying Guan
HAI YING GUAN

EXHIBIT A

Determination of Amount and Allocation of Exchange Shares

The total shares issued and exchanged in this transaction shall be 57,000,000.

The exchange shares shall be issued to the existing shareholders of FLL as FLL, in its sole discretion, has determined below:

Shareholder	Number of Common Shares Issued
Deng Hua	200,000
Gao Hongbo	150,000
Jin Shuxing	150,000
Chen Feng	1,100,000
Chan Tung Yeung	150,000
Cher Heng Hui	150,000
Han Sing Investment	2,000,000
Liu Ping	2,000,000
Liu Rendian	50,000
Wong Yit Lin	50,000
Xiao Li Hong	2,087,500
Wan Ting Chu	650,000
Hai Ling Guan	1,912,500
Peng Wang	450,000
Xu Yong Ping	27,540,000
Guan Hai Ying	18,360,000